Exhibit 99.1

SemiLEDs Reports Fourth Quarter and Fiscal Year End 2020

Financial Results

Hsinchu, Taiwan (November 12, 2020) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the fourth quarter and full year of fiscal year 2020, ended August 31, 2020.

Revenues for the fourth quarter of fiscal year 2020 were $1.4 million, a 12% decrease compared to $1.6 million in the third quarter of fiscal year 2020. GAAP net loss attributable to SemiLEDs stockholders for the fourth quarter of fiscal year 2020 was $62 thousand, compared to a loss of $513 thousand in the third quarter of fiscal year 2020, or a net loss of $0.02 per diluted share, compared to a net loss of $0.14 per diluted share for the third quarter of fiscal year 2020.

GAAP gross margin for the fourth quarter of fiscal year 2020 was 8%, compared with gross margin for the third quarter of fiscal year 2020 of 27%. Operating margin for the fourth quarter of fiscal year 2020 was negative 28%, compared with negative 47% in the third quarter of fiscal year 2020. The Company’s cash and cash equivalents, excluding restricted cash, was $2.8 million as of August 31, 2020, compared to $2.5 million at the end of the third quarter of fiscal year 2020.

We are unable to forecast revenue for the first quarter ending November 30, 2020 at this time given the uncertain impact of COVID-19 on the global economy and the Company.

Revenues for fiscal year 2020 were $6.1 million, a 3% increase compared to $5.9 million in fiscal year 2019. GAAP net loss attributable to SemiLEDs stockholders for fiscal year 2020 was $544 thousand, compared to a loss of $3.6 million in fiscal year 2019 or a net loss of $0.15 per diluted share, compared to a net loss of $1.00 per diluted share for fiscal year 2019.

GAAP gross margin for the fiscal year 2020 was 26%, compared with gross margin for the fiscal year 2019 of 8%. Operating margin for the fiscal year 2020 was negative 34%, compared with negative 62% in the fiscal year 2019. The Company’s cash and cash equivalents, excluding restricted cash, was $2.8 million as of August 31, 2020, compared to $1.4 million as of August 31, 2019.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any statements about historical results that may suggest trends for SemiLEDs’ business; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	August 31,	August 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,832	$1,363
Restricted cash and cash equivalents	85	19
Accounts receivable (including related parties), net	1,331	703
Inventories	2,476	2,083
Prepaid expenses and other current assets	781	460
Total current assets	7,505	4,628
Property, plant and equipment, net	5,645	5,878
Operating lease right of use assets	203	—
Intangible assets, net	89	93
Investments in unconsolidated entities	952	894
Other assets	186	169
TOTAL ASSETS	$14,580	$11,662
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$4,750	$398
Accounts payable	536	680
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	2,654	2,342
Other payable to related parties	460	—
Operating lease liabilities, current portion	97	—
Total current liabilities	8,997	3,920
Long-term debt, excluding current installments	2,909	5,954
Operating lease liabilities, less current portion	106	—
Total liabilities	12,012	9,874
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	177,235	175,804
Accumulated other comprehensive income	3,647	3,753
Accumulated deficit	(178,360)	(177,816)
Total SemiLEDs stockholders’ equity	2,522	1,741
Noncontrolling interests	46	47
Total equity	2,568	1,788
TOTAL LIABILITIES AND EQUITY	$14,580	$11,662

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended		Year Ended August 31,
	August 31, 2020	May 31, 2020	2020	2019
Revenues, net	$1,399	$1,569	$6,068	$5,902
Cost of revenues	1,291	1,153	4,478	5,450
Gross profit	108	416	1,590	452
Operating expenses:
Research and development	426	375	1,538	1,613
Selling, general and administrative	667	782	2,808	2,792
Gain on disposals of long-lived assets, net	(590)	—	(669)	(288)
Total operating expenses	503	1,157	3,677	4,117
Loss from operations	(395)	(741)	(2,087)	(3,665)
Other income (expenses):
Gain on disposals of investment	—	—	634	—
Interest income (expenses), net	(85)	(95)	(358)	(190)
Other income (loss), net	318	270	912	250
Foreign currency transaction gain (loss), net	96	57	352	40
Total other expenses, net	329	232	1,540	100
Loss before income taxes	(66)	(509)	(547)	(3,565)
Income tax expense	—	—	—	—
Net loss	(66)	(509)	(547)	(3,565)
Less: Net loss attributable to noncontrolling interests	(4)	4	(3)	—
Net loss attributable to SemiLEDs stockholders	$(62)	$(513)	$(544)	$(3,565)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.02)	$(0.14)	$(0.15)	$(1.00)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,008	3,738	3,921	3,580

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